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                      AMENDMENT TO PARTICIPATION AGREEMENT
              Franklin Templeton Variable Insurance Products Trust
                     Franklin/Templeton Distributors, Inc.
                       Forethought Life Insurance Company
                         Forethought Distributors, LLC

     Franklin Templeton Variable Insurance Products Trust (the "Trust"),
Franklin/Templeton Distributor s, Inc. (the "Underwriter," and together with the Trust, "we," "our," or "us"), Forethought Life Insurance Company, and
Forethought Distributor s, LLC, your distributor (collectively, the "Company"
"you" or "your"), on your behalf and on behalf of certain Accounts, (individually a "Party", collectively, the "Parties") have previously entered into a Participation Agreement dated January 31, 2013, as amended (the
"Agreement"). The Parties now desire to amend the Agreement by this amendment
(the "Amendment"). Unless otherwise indicated, the terms defined in the Agreement shall have the same meaning in this Amendment.

                               A M E N D M E N T

     For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

l. Paragraph 3.3.1 of Section 3.3 of the Agreement is deleted and replaced in its entirety with the paragraph 3.3. l below:

     "3.3 MANUAL PURCHASE AND REDEMPTION

                3.3.1 You are hereby appointed as our designee for the sole purpose of receiving from Contract owners purchase and exchange orders and requests for redemption resulting from investment in and payments under the Contracts that pertain to subaccounts that invest in Portfolios
     ("Instruction s"). "Business Day" shall mean any day on which the New York
     Stock Exchange is open for trading and on which the Trust calculates its net asset value pursuant to the rules of the SEC and its current prospectus. "Close of Trading" shall mean the close of trading on the New
     York Stock Exchange, generally 4:00 p.m. Eastern Time. You represent and warrant that all Instructions transmitted to us for processing on or as of a given Business Day (the "Designated Day") shall have been received in proper form and time stamped by you prior to the Close of Trading on the Designated Day. Such Instructions shall receive the Portfolio share price next calculated following the Close of Trading on the Designated Day (the
     "Designated Day Price"), provided that we receive the Instructions from you before 9:00 a.m. Eastern Time on the Business Day following the Designated
     Day (the "Submission Time"). Any such Instructions that we receive after the Submission Time may, but are not guaranteed to, receive the Designated
     Day Price. You assume responsibility for any loss to a Portfolio caused by our receipt of Instructions after the Submission Time, including but not limited to, losses caused by such Instructions receiving the Designated Day
     Price, or any cancellation or correction made subsequent to the Submission
     Time. You will immediately pay the amount of such loss to a Portfolio upon notification by us. You represent and warrant that you have, maintain and periodically test,

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     procedures and systems in place reasonably designed to prevent
     Instructions received after the Close of Trading on a Designated Day from being executed with Instructions received before the Close of Trading on that Designated Day."

2. Paragraph 3.4.3 of Section 3.4 of the Agreement is deleted and replaced in its entirety with the paragraph 3.4.3 below:

     "3.4 AUTOMATED PURCHASE AND REDEMPTION

          3.4.3 On each Business Day, you shall aggregate all purchase and redemption orders for shares of a Portfolio that you received prior to the Close of Trading. You represent and warrant that all orders for net purchases or net redemptions derived from Instructions received by you and transmitted to Fund/SERV for processing on or as of a given Business Day
     (the "Designated Day") shall have been received in proper form and time stamped by you prior to the Close of Trading on the Designated Day. Such orders shall receive the Portfolio share price next calculated following the Close of Trading on the Designated Day (the "Designated Day Price"), provided that we receive Instructions from Fund/SERV by 9:00 a.m. Eastern
     Time on the Business Day following the Designated Day (the "Submission
     Time"). Any such Instructions that we receive after the Submission Time may, but are not guaranteed to, receive the Designated Day Price. You assume responsibility for any loss to a Portfolio caused by our receipt of Instructions after the Submission Time including, but not limited to, losses caused by such Instructions receiving the Designated Day Price, or any cancellation or correction made subsequent to the Submission Time. You will immediately pay the amount of such loss to a Portfolio upon notification by us. You represent and warrant that you have, maintain and periodically test, procedures and systems in place reasonably designed to prevent Instructions received after the Close of Trading on a Designated
     Day from being executed with Instructions received before the Close of Trading on that Designated Day."

3. All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

     IN WITNESS WHEREOF, each of the Parties has caused its duly authorized officers to execute this Amendment effective as of August 1, 20 14.

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
The Trust:                                                     FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST
    ONLY ON BEHALF OF EACH PORTFOLIO LISTED
    ON SCHEDULE C OF THE AGREEMENT.
                                                                By:
                                                                         --------------------------------------------------------
                                                                Name:    Karen L. Skidmore
                                                                Title:   Vice President

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
The Underwriter:                                                FRANKLIN/TEMPLETON DISTRIBUTORS, INC.


                                                                By:
                                                                         --------------------------------------------------------
                                                                Name:    Christopher Felchlin
                                                                Title:   Vice President

The Company:                                                    FORETHOUGHT LIFE INSURANCE COMPANY


                                                                By:
                                                                         --------------------------------------------------------
                                                                Name:
                                                                Title:


The Distributor:                                                FORETHOUGHT DISTRIBUTORS, LLC


                                                                By:
                                                                Name:
                                                                Title:

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